Exhibit 10.7

SUMMARY OF DIRECTOR COMPENSATION

On October 9, 2013, after discussion with the full Board of Directors, the Compensation Committee approved the following Director Compensation measures effective October 31, 2013:

1.	Base Cash Compensation

•	Each non-employee director will receive Base Cash Compensation of $70,000 annually beginning October 31, 2013. Payments will be made quarterly in arrears.

•	Each non-employee director shall have a one time election to convert all or any portion of the Base Cash Compensation for the next 3 years into an option vesting over 3 years (the “Option in Lieu of Cash”). Total Base Cash Compensation per non-employee director for the next 3 years is equal to $210,000, or $200,603 for directors whose term commenced on August 19, 2013.

2.	Additional Cash Compensation

•	Each non-employee director will also receive the following annual Additional Cash Compensation based upon his or her service on committees of the Board:

Chair (annual Additional Committee Cash Compensation)
-Audit	$24,000
-Compensation	$18,000
-Nominating/Governance	$18,000

Member (annual Additional Committee Cash Compensation)
-Audit	$15,000
-Compensation	$10,000
-Nominating/Governance	$10,000

•	Additional Cash Compensation set forth above shall be retroactive to July 1, 2013 for continuing directors and shall be pro-rated for newly appointed directors based on their appointment date of August 19, 2013.

•	Additional Cash Compensation cannot be converted into an option since committee memberships and chairmanship can change year to year. Payments will be paid quarterly in arrears.

3.	Equity Award

•	In addition to any Option in Lieu of Cash, each director will receive an option vesting over 3 years (the “3 Year Equity Award”) calculated to be worth $200,000 per year for three years, equal to a total option award equivalent to $600,000, or $573,150 for those whose service commenced on August 19, 2013 ($173,150 for Year One (316 days), $200,000 for Year Two, and $200,000 for Year Three).

•	The number of options subject to each Option in Lieu of Cash, as well as each 3 Year Equity Award, will be calculated based on a Black-Scholes model.